EXHIBIT 10.10

EXECUTION COPY

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of August 24, 2012, is by and among Computer Vision Systems Laboratories Corp., a Florida corporation (the “Parent”), Happenings Communications Group, Inc., a Texas corporation (the “Company”), and Rochon Capital Partners, Ltd., the sole shareholder of the Company (the “Shareholder”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

The Company has outstanding one thousand (1,000) shares of common stock (the “Company Shares”), par value $0.01 per share, which represent 100% of the Company’s outstanding securities, and all of the Company Shares are held by the Shareholder. The Shareholder has agreed to transfer the Company Shares to the Parent in exchange for newly issued shares (the “Parent Stock”) of Common Stock, par value $0.0001 per share, of the Parent (the “Parent Common Stock”), which shares of the Parent Stock shall represent at least ninety-five percent (95%) of the shares of the Parent Common Stock outstanding on a Fully-Diluted Basis (as hereinafter defined) upon issuance and which Parent Stock shall be issued in two tranches (along with the other transactions contemplated by this Agreement, the “Transactions”).  At the First Tranche Closing (as hereinafter defined), the Shareholder shall receive 438,086,034 newly issued shares of Parent Common Stock (the “First Tranche Parent Stock”), which shares shall represent at least 88% of the shares of Parent Common Stock outstanding on a Fully-Diluted Basis upon issuance At the Second Tranche Closing (as hereinafter defined), the Shareholder shall receive the number of newly issued shares of Parent Common Stock (the “Second Tranche Parent Stock”) which, along with the First Tranche Parent Stock, will represent 95% of the shares of Parent Common Stock outstanding on a Fully-Diluted Basis upon issuance.  The term “Fully-Diluted Basis” means the number of shares of Parent Common Stock actually outstanding plus any additional shares of Parent Common Stock that would be issued upon conversion, exchange, or exercise of all outstanding warrants, rights, options, or convertible or exchangeable securities or indebtedness entitling the holder thereof to acquire shares of Parent Common Stock (whether or not any such warrants, rights, options, or convertible or exchangeable securities are at the time convertible, exchangeable, or exercisable).

The Board of Directors of each of the Parent and the Company has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
The Transaction

SECTION 1.01 Exchange by the Shareholder.

(a) At the First Tranche Closing, the Shareholder shall transfer, convey, assign and deliver to the Parent all of the Company Shares which shall represent 100% of the Company’s securities outstanding which shall be validly issued, fully paid, non-assessable and free and clear of all Liens (other than general securities law restrictions) and the Parent shall issue and deliver to the Shareholder the First Tranche Parent Stock which shall be validly issued, fully paid and non-assessable.

(b) At the Second Tranche Closing, the Parent shall issue and deliver to the Shareholder the Second Tranche Parent Stock, which will be validly issued, fully paid and non-assessable.  The Parties intend that Shareholder’s transfer of the Company Shares to the Parent in exchange solely for the Parent Stock shall qualify as a tax-free exchange to the Shareholder, the Parent and the Company.

SECTION 1.02 Amendment to the Parent’s Charter.

(a) As promptly as possible after the First Tranche Closing, the Parent shall take all action necessary to amend (the “Amendment”) its corporate charter (i) to increase its authorized shares of Parent Common Stock to 5,000,000,000 and (ii) to change its name to Cloud Ventures, Inc., including filing the Amendment as required by Florida Law (as hereinafter defined) and the filing of a Schedule 14C (the “Schedule 14C”) with the Securities and Exchange Commission (the “SEC”) with respect to the action by the holders of at least a majority of the Parent Common Stock.

(b) Contemporaneously with the filing of the Schedule 14C, the Parent shall notify the Financial Industry Regulatory Authority (“FINRA”) of the Amendment as required by FINRA Rule 6490.

SECTION 1.03 Closings.

(a) On the later of: (i) the tenth business day following the date which the Parent files a Schedule 14F-1 with the SEC with respect to the change of the majority of the Board of Directors of the Parent; (ii) FINRA approves the Agreement; or (iii) the first business day following the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated by the issuance of the First Tranche Parent Stock (other than the conditions and obligations with respect to the actions that the respective Parties will take at the First Tranche Closing) or on such other date and at such other time as the Parties may mutually determine (the “First Tranche Closing Date”), the closing (the “First Tranche Closing”) shall take place at the offices of Hamilton & Associates Law Group in Boca Raton, Florida, commencing at 10:00 a.m., local time. Upon completion of the First Tranche Closing, the Shareholder will cause the Parent to make all required SEC filings at the Parent’s expense.

(b) On the later of: (i) the twentieth business day following the date on which the Parent files a definitive Schedule 14C with the SEC; (ii) the date FINRA approves the Amendment; or (iii) the first business day following the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at the Second Tranche Closing), or on such other date and at such other time as the Parties may mutually determine (the “Second Tranche Closing Date”) the closing (the “Second Tranche Closing”) shall take place at the offices of Gardere Wynne Sewell, located in Dallas, Texas commencing at 10:00 a.m., local time. The First Tranche Closing and the Second Tranche Closing may at times be referred to herein, individually, as a “Closing” or collectively, as the “Closings”.

SECTION 1.04 Disclosure Schedules.  Notwithstanding anything to the contrary herein, the Company Disclosure Schedule and the Parent Disclosure Schedule will be delivered by the Company and the Parent, respectively, to the other no later than August 27, 2012.

ARTICLE II
Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to the Parent as follows:

SECTION 2.01 Good Title.  The Shareholder is the record and beneficial owner of the Company Shares, with the right and authority to transfer and deliver the Company Shares to the Parent in exchange for the Parent Stock as provided herein.  At the First Tranche Closing, the Parent will receive good title to such Company Shares, free and clear of all liens, security interests, pledges, mortgages, and encumbrances of any kind, voting trusts, shareholder agreements, and other claims (each a “Lien” and collectively, “Liens”).

SECTION 2.02 Power and Authority.  The Shareholder has full power and authority to execute and deliver this Agreement and to consummate the Transactions.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights and general principles of equity.

SECTION 2.03 No Conflicts.  The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (collectively, “Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to the Shareholder; and (iii) will not violate or breach any contractual obligation of the Shareholder.

SECTION 2.04 No Finder’s Fee.  Except for those brokers as to which the Shareholder shall be solely responsible, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Shareholder.

SECTION 2.05 Acquisition for Own Account.  The Parent Stock to be received by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof to anyone (other than entities owned or controlled by the Shareholder), and the Shareholder has no present intention of selling or otherwise distributing the Parent Stock to anyone (other than entities owned or controlled by the Shareholder), except in compliance with applicable securities Laws.

SECTION 2.06 Available Information.  The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent.

SECTION 2.07 Non-Registration.  The Shareholder understands that the Parent Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, upon issuance in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.  The non-registration shall not prejudice the Shareholder with respect to any rights, interests, benefits and entitlements attached to the Parent Stock in accordance with the Parent Charter (as hereinafter defined), the Parent Bylaws (as hereinafter defined), or Florida Law.

SECTION 2.08 Restricted Securities.  The Shareholder understands that the Parent Stock will be characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Parent Stock would be acquired in a transaction not involving a public offering.  The Shareholder further acknowledges that if the Parent Stock is issued to the Shareholder in accordance with the provisions of this Agreement, the Parent Stock may not be publicly resold without registration under the Securities Act or the existence of an exemption therefrom.  The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby.

SECTION 2.09 Legends.  It is understood that any certificate representing the Parent Stock will bear the following legend or another legend that is similar to the following (until such legend may be removed as permitted by applicable Law):

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.”

and any legend required by the “blue sky” Laws of any state to the extent such Laws are applicable to the securities represented by the certificate so legended.

SECTION 2.10 Accredited Investor.  The Shareholder is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

SECTION 2.11 Authority; Execution and Delivery; Enforceability.  The Shareholder has all requisite partnership power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by the Shareholder of this Agreement and the consummation by the Shareholder of the Transactions have been duly authorized and approved by the partners of the Shareholder and no other partnership proceedings on the part of the Shareholder are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights and general principles of equity.

ARTICLE III
Representations and Warranties of the Company

The Company will provide to the Parent a Disclosure Schedule (the “Company Disclosure Schedule”). The Company represents and warrants to the Parent that, except as set forth in the Company Disclosure Schedule, regardless of whether or not the Company Disclosure Schedule is referenced below with respect to any particular representation or warranty:

SECTION 3.01 Organization, Standing and Power.  The Company is duly incorporated or organized, validly existing and in good standing under the Laws of the State of Texas and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the assets, business condition (financial or otherwise), liabilities, liquidity or prospects of the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or a material adverse effect on the ability of the Company to consummate the Transactions (collectively, a “Company Material Adverse Effect”). The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered to the Parent true and complete copies of the certificate of formation (formerly known as articles of incorporation) and bylaws of the Company, each as amended to the date of this Agreement (as so amended, the “Company Charter Documents”).

SECTION 3.02 Capital Structure.  As of the date of this Agreement and the First Tranche Closing, the  authorized share capital of the Company consists and will consist of one million shares of common stock, $.01 par value per share, of which only the Company Shares are issued and outstanding.  No preferred shares are authorized under the Company Charter Documents.  There are no shares of common stock of the Company reserved for issuance upon exercise of any warrants; or shares of common stock of the Company reserved for issuance upon conversion of outstanding convertible promissory notes, and other than the Company Shares, no shares or other voting securities of the Company are issued, reserved for issuance or outstanding.  All of the outstanding Company Shares are and all of the Company Shares that will be issued to the Parent at the First Tranche Closing will be when issued  duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the State of Texas, the Company Charter Documents or any Contract (as hereinafter defined) to which the Company is a party or otherwise bound.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) (“Voting Company Debt”).  Except as set forth in the Company Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares or capital stock or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any individual, entity, firm, organization, trust or Governmental Entity (collectively, “person”) the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the shares of capital stock of the Company.

SECTION 3.03 Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the  Company in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights and general principles of equity.

SECTION 3.04 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder in accordance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under any provision of (i) the Company Charter Documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company is a party or by which any of its respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Except as set forth in the Company Disclosure Schedule, no material consent, approval, license, permit, order or authorization (collectively, “Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions.

SECTION 3.05 Taxes.

(a) Except as set forth in the Company Disclosure Schedule, the Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid (within any timely filed extension), except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company knows of no basis for any such claim.

(b) If applicable, the Company has established an adequate reserve reflected on its financial statements for all Taxes payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  Except as set forth in the Company Disclosure Schedule, no deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.06 Benefit Plans.  The term “Benefit Plans” means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any person.  Except as set forth on the Company Disclosure Schedule, the Company does not have or maintain any Benefit Plans for any current or former employee, officer or director of the Company (collectively, “Company Benefit Plans”).  Except as set forth in the Company Disclosure Schedule, as of the date of this Agreement there are no severance or termination agreements or arrangements between the Company and any current or former employee, officer or director of the Company, nor does the Company have any general severance plan or policy.

SECTION 3.07 Litigation.  Except as set forth in the Company Disclosure Schedule, there is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or, to the Company’s knowledge, threatened in writing against or affecting the Company, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (collectively, “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Company Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company nor any director or officer thereof is or has been the subject of any Action involving a claim asserting a (A) violation of or liability under federal or state securities laws, (B) fraud, or (C) a breach of fiduciary duty. As used herein, the term “Company’s knowledge” means the actual knowledge of the Shareholder, the Shareholder’s general partner, the officers and directors of the Company.

SECTION 3.08 Compliance with Applicable Laws.  To the Company’s knowledge, the Company is in material compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in the Company Disclosure Schedule, the Company has not received any written communication from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law the violation of which could have a Company Material Adverse Effect.  This Section 3.08 does not relate to matters with respect to Taxes, which matters are exclusively the subject of Section 3.05.

SECTION 3.09 No Finder’s Fees.  Except for those brokers as to which the Company shall be solely responsible, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.10 Contracts.  Except as set forth in the Company Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole.  To the Company’s knowledge, the Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.11 Title to Properties.  The Company does not own any real property.  The Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted. The Company  has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  The Company enjoys peaceful and undisturbed possession under all such leases.  The Company Disclosure Schedule lists all assets leased by the Company from any officer, director, or stockholder of the Company.

SECTION 3.12 [Intentionally omitted.]

SECTION 3.13 Insurance.  Except as set forth in the Company Disclosure Schedule, the Company does not hold any insurance policy.

SECTION 3.14 Transactions With Affiliates and Employees.  Except as set forth in the Company Disclosure Schedule, none of the officers or directors of the Company and, to the Company’s knowledge, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.15 Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other anti-takeover provision under the Company Charter, the Company Bylaws or the Laws of Texas that is or could become applicable to the Company as a result of the Company and Shareholder fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Company Shares to the Parent and the Parent’s ownership of the Company Shares.  There is no control share acquisition provision, business combination, poison pill or other anti-takeover provision that is applicable to or restricts in any way this Agreement, the Transactions, the filing and effectiveness of the Amendment and/or the issuance of the Company Shares to the Parent.

SECTION 3.16 No Additional Agreements.  Other than with advisors, the Company does not have any agreement or understanding with any person or entity with respect to the Transactions other than as specified in this Agreement.

SECTION 3.17 Investment Company. The Company is not, and is not an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.18 Disclosure.  The Company has provided the Parent with the its audited financial statements for the years ending December 31, 2010 and 2011, respectively, and  unaudited financial statements for the six month period ending June 30, 2012 (the “Company Financials”),which fairly present in all material respects,  the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of stockholders’ equity, operations and cash flows in each case in accordance with generally accepted accounting principles (“GAAP”).

SECTION 3.19 Completeness of Disclosure.  All disclosure provided to the Parent regarding the Company and its business or furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement and information supplied by the Company for inclusion or incorporation in any of the Parent’s SEC filings, schedules or reports is and will be true and correct and do not contain and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.20 Absence of Certain Changes or Events.  Except in connection with the Transactions or as set forth in the Company Disclosure Schedule, since December 31, 2011, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused or resulted in individually or in the aggregate, a Company Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that has had , or would reasonably be expected to have a Company Material Adverse Effect;

(c) any release, waiver or compromise by the Company of a valuable right or of any debt or obligation owed to it;

(d) any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business or the satisfaction or discharge of any Lien or the payment of any obligation which would not have a Company Material Adverse Effect;

(e) any material adverse change to a material Contract by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of the Company any Lien created  by the Company, with respect to any of its material properties or assets, except for (i) Liens for Taxes not yet due or payable, (ii) Liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of any such property or asset;

(h) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i) [Intentionally Omitted]

(j) any declaration or payment of dividend or distribution of cash or other property to the Shareholder or any purchase, redemption or agreements to purchase or redeem any Company Shares;

(k) any alteration of the Company’s method of accounting;

(l) any issuance of equity securities to any officer, director or affiliate; or

(m) any arrangement or commitment by the Company to do any of the things described in this Section.

SECTION 3.21 Foreign Corrupt Practices.  Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 3.22 Intellectual Property.  The Company owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Company.  No claims are pending or, to the knowledge of the Company, threatened, claiming, or asserting that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company with respect to any Intellectual Property Right.

SECTION 3.23 Labor Matters.  There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound.  No material labor dispute exists nor, to the knowledge of the Company, is any such dispute imminent with respect to any of the employees of the Company.

SECTION 3.24 Solvency.  The Company pays its debts as they become due.

Notwithstanding anything to the contrary herein, the Company and the Shareholder each severally agree that the Parent may rely in full on the representations and warranties of the Company and the Shareholder herein notwithstanding any due diligence by or on behalf of the Parent or any oral or written disclosure by or on behalf of the Shareholder or the Company to the Parent (other than the disclosure in the Company Disclosure Schedule).

ARTICLE IV
Representations and Warranties of the Parent

The Parent will provide a Parent Disclosure Schedule (the “Parent Disclosure Schedule”).  The Parent represents and warrants as follows to the Shareholder and the Company that, except as set forth in the Parent SEC Documents (as hereinafter defined) filed by the Parent with the SEC since January 1, 2012, or in the Parent Disclosure Schedule regardless of whether or not the Parent Disclosure Schedule is referenced below with respect to any particular representation or warranty:

SECTION 4.01 Organization, Standing and Power.  The Parent is duly organized, validly existing and in good standing under the Laws of the State of Florida and has the  corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the assets, business condition (financial or otherwise), liabilities, liquidity or prospects of the Parent, a material adverse effect on the ability of the Parent to perform its obligations under this Agreement or a material adverse effect on the ability of the Parent to consummate the Transactions (collectively, a “Parent Material Adverse Effect”). The Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Parent Material Adverse Effect.  The Parent has delivered to the Company true and complete copies of the certificate or articles of incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, each as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

SECTION 4.02 Subsidiaries; Equity Interests.  Except as set forth in the Parent Disclosure Schedule, the Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any entity.

SECTION 4.03 Capital Structure.

(a) As of the date of this Agreement and the First Tranche Closing, the authorized capital stock of the Parent consists of 490,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which (i) 49,626,292 shares of Parent Common Stock (the “Outstanding Parent Shares”) are issued and outstanding (before giving effect to the issuance of the First Tranche Parent Stock at the First Tranche Closing), (ii) no shares of Preferred Stock are outstanding, and (iii) no shares of Parent Common Stock or Preferred Stock will be held by the Parent in its treasury.

(b) As of the Second Tranche Closing, (i) the authorized capital stock of the Parent shall consist of 5,000,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock and (ii) no shares of Parent Common Stock or Preferred Stock will be held by the Parent in its treasury.

(c) No shares of capital stock or other voting securities of the Parent are issued, reserved for issuance or outstanding other than the Outstanding Parent Shares and the 2,287,674 shares of Parent Common Stock reserved for issuance and issuable upon conversion of outstanding warrants.  The Parent Disclosure Schedule includes a list, by holder, of all outstanding warrants, including the date of issuance, exercise price and expiration date for each warrant.  All Outstanding Parent Shares are, and all shares of Parent Stock that will be issued at each Closing will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Florida Law, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound.  There are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) (“Voting Parent Debt”).  Except in connection with the Transactions and the outstanding warrants entitling the holders thereof to acquire 2,287,674 shares of Parent Common Stock, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound (i) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (ii) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent.  There are no outstanding contractual obligations of the Parent to, now or in the future, repurchase, redeem or otherwise acquire any shares of capital stock of the Parent.  Except as contemplated by this Agreement, the Parent is not a party to any agreement granting any security holder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such security holder under the Securities Act.  Except for a written consent (the “Consent Approving the Amendment”) of those persons owning a majority of the issued and outstanding shares of the Parent Common Stock authorizing and approving the Amendment and directing that all action be taken by the officers of the Parent to cause the Amendment to be executed and filed and effective as required by Law following the First Tranche Closing, no approval of the stockholders of the Parent is required for the Parent to issue and deliver to the Shareholder the Parent Stock.  The stockholder list provided to the Company as part of the Parent Disclosure Schedule is a current stockholder list prepared by the Parent’s stock transfer agent and such list accurately reflects all of the Outstanding Parent Shares as of the date thereof.

SECTION 4.04 Authority; Execution and Delivery; Enforceability.  The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the Transactions have been duly authorized and approved by the Board of Directors of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights and general principles of equity.

SECTION 4.05 No Conflicts; Consents.

(a) The execution and delivery by the Parent of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of (i) the Parent Charter or the Parent Bylaws, (ii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to the Parent or its properties or assets other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Through the First Tranche Closing, no material consent, approval, license, permit order or  of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions by the Parent, other than the (A) filing with the SEC of reports and schedules under the Exchange Act, (B) filings under state “blue sky” Laws, as each may be required in connection with this Agreement and the Transactions, and (C) filing with FINRA as required by FINRA Rule 6490 required by Section 1.02(b)

SECTION 4.06 Parent SEC Documents.

(a) Since May 17, 2011 (the “Applicable Date”), except as set forth on the Parent Disclosure Schedule, the Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports, and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act (such forms, statements, certifications, reports, and documents, including any amendments thereto, whether filed or furnished before or after the date hereof, the “Parent SEC Documents”) that, individually or in the aggregate, have not had and would not reasonably be expected to have, a  Parent Material Adverse Effect.   Each of the Parent SEC Documents, at the time of its filing or being furnished, complied or, if not yet filed or furnished until the First Tranche Closing, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder and any other Laws applicable to the Parent SEC Documents. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Parent SEC Documents did not, and any Parent SEC Documents filed or furnished with the SEC subsequent to the date hereof until the date of the First Tranche Closing will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents.

(b) Since the Applicable Date, the Parent has been and is in compliance in all material respects with the applicable provisions of (i) the Sarbanes-Oxley Act, (ii) the Exchange Act and the rules and regulations promulgated thereunder, and (iii) the Securities Act and the rules and regulations promulgated thereunder except for non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect. The Parent represents that it is not a shell company as defined by the Securities Act and the Exchange Act.

(c) Since the Applicable Date, each of the consolidated balance sheets included in or incorporated by reference into the Parent SEC Documents (including the related notes and schedules) fairly presents in all material respects, or, in the case of Parent SEC Documents filed after the date hereof, will fairly present in all material respects, the consolidated financial position of the Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of stockholders’ equity, operations and cash flows included in or incorporated by reference into the Parent SEC Documents (including any related notes and schedules) fairly presents in all material respects, or in the case of Parent SEC Documents filed after the date hereof prior to the date of the First Tranche Closing, will fairly present in all material respects, the financial position, results of operations and cash flows, as the case may be, of the Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with generally accepted accounting principles (“GAAP”) as in effect on the date of such balance sheet or statement, except as may be noted therein.

(d) The Parent maintains disclosure controls and procedures required by (and as defined in) Rule 13a-15 or 15d-15, as applicable, under the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Parent’s filings with the SEC and other public disclosure documents. The Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, the Parent has disclosed, based on the most recent evaluation of its chief executive officer who is  its chief financial officer prior to the date of this Agreement, to the Parent’s auditors of the Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15, as applicable, of the Exchange Act) which are reasonably likely to adversely affect the Parent’s ability to record, process, summarize and report financial information and (ii) any fraud or, to the knowledge of the Parent, any allegation of fraud that involves management or other employees who have a significant role in the Parent’s internal controls over financial reporting.

SECTION 4.07 Information Supplied.  None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in any SEC filing or report contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.08 Absence of Certain Changes or Events.  Except as disclosed in the filed Parent SEC Documents or in the Parent Disclosure Schedule, since December 31, 2011 and until the First Tranche Closing, the Parent has conducted and will conduct its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused or resulted in, individually or in the aggregate, a Parent Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that has had, or would reasonably be expected to have a Parent Material Adverse Effect;

(c) any release, waiver or compromise by the Parent of a valuable right or of any debt or obligation owed to it;

(d) any satisfaction or discharge of any Lien or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect;

(e) any material adverse change to a material Contract by which the Parent or any of its assets is bound or subject;

(f) any change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of the Parent;

(h) any Lien created by the Parent, with respect to any of its material properties or assets, except Liens for Taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or asset;

(i) any loans or guarantees made by the Parent to or for the benefit of any of its employees, officers, directors, consultants, shareholders, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

(k) any alteration of the Parent’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except as set forth in the Parent Disclosure Schedule; or

(m) any arrangement or commitment by the Parent to do any of the things described in this Section 4.08.

SECTION 4.09 Taxes.

(a) The Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all Taxes payable by the Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements; and the Parent has not recognized any income during any Tax periods or portions thereof after the date of such financial statements, other than in the ordinary course of business.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent. The Parent is not bound by any agreement with respect to Taxes.

(d) The Parent has complied with all applicable Laws relating to the payment, deposit, and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(e) The Parent has not engaged in a "reportable transaction," as set forth in Section 1.6011-4(b) of the Treasury Regulations, or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a "listed transaction," as set forth in Section 1.6011-4(b)(2) of the Treasury Regulations.

(f) The Parent is not liable for Taxes of any other person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign law), contractual liability, or otherwise.

SECTION 4.10 Absence of Changes in Benefit Plans.  Since December 31, 2011, there has not been any adoption or amendment in any material respect by Parent of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent (collectively, “Parent Benefit Plans”). As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy.  The Parent Disclosure Schedule lists and describes all Parent Benefit Plans.

SECTION 4.11 ERISA Compliance; Excess Parachute Payments.  The Parent does not, and since its inception never has maintained or contributed to, any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Parent.

SECTION 4.12 Litigation.  Except as set forth in the Parent Disclosure Schedule, there is no Action pending or, to the knowledge of the Parent, threatened which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Parent Stock, (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect or (iii) asserted by any present or former employee or stockholder of the Parent.  As used herein, the term “knowledge of the Parent” means the actual knowledge of each and every officer and director of the Parent.  Neither the Parent nor any director or officer thereof is or has been the subject of any Action involving a claim asserting a (A) violation of or liability under federal or state securities laws, (B) fraud, or (C) a breach of fiduciary duty.

SECTION 4.13 Compliance with Applicable Laws.  Except as set forth in the Parent Disclosure Schedule, the Parent is in compliance with all applicable Laws, including those Laws relating to occupational health and safety, the environment except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Except as set forth in the Parent Disclosure Schedule, the Parent has not received any written communication from a Governmental Entity that alleges that the Parent is not in compliance in any material respect with any applicable Law.  The Parent is in compliance with all requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it.

SECTION 4.14 [Intentionally omitted.]

SECTION 4.15 Contracts.  Except as set forth in the Parent Disclosure Schedule and the Parent Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole.  To the Parent’s knowledge, the Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 4.16 Title to Properties.  The Parent does not own any real property.  The Parent has  sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties other than Properties in which the Parent has a leasehold interest are, free and clear of all Liens except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted.  The Parent has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  The Parent enjoys peaceful and undisturbed possession under all such leases.  The Parent Disclosure Schedule lists all assets leased by the Parent from any officer, director, or stockholder of the Parent.

SECTION 4.17 Intellectual Property.  The Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Parent.  The SEC filings, schedules and reports  set forth a description of all Intellectual Property Rights which are owned or used by the Parent or licensed by the Parent from any officer, director, or stockholder of the Parent.  No claims are pending or, to the knowledge of the Parent, threatened, claiming, or asserting that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Parent, no person is infringing the rights of the Parent with respect to any Intellectual Property Right.

SECTION 4.18 Labor Matters.  There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound.  No material labor dispute exists nor, to the knowledge of the Parent, is any such dispute imminent with respect to any of the employees of the Parent.

SECTION 4.19 Transactions With Affiliates and Employees.

(a) Except as set forth in the Parent Disclosure Schedule, none of the officers, directors, or stockholders of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director, stockholder, or such employee or, to the knowledge of the Parent, any entity in which any such officer, director, stockholder, or employee has an ownership interest or is an officer, director, manager, trustee or partner.

(b) Except as set forth in the Parent Disclosure Schedule, the Parent has not loaned any monies to or borrowed any monies from, any officer, director or employee of, or consultant to, the Parent.

SECTION 4.20 Internal Accounting Controls.  The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Parent has established disclosure controls and procedures for the Parent and designed such disclosure controls and procedures to ensure that material information relating to the Parent is made known to the officers by others.  The Parent’s officers have evaluated the effectiveness of the Parent’s controls and procedures.  Since the date of the Parent’s last annual report on Form 10-K, there have been no changes in the Parent’s internal controls or, to the knowledge of the Parent, in other factors that could significantly affect the Parent’s internal controls.

SECTION 4.21 Solvency.  The fair value of the Parent’s assets exceeds the amount of the Parent’s existing debts and liabilities (including known contingent liabilities).  The Parent’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Parent, and projected capital requirements and capital availability thereof.  The current cash flow of the Parent, together with the proceeds the Parent would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Parent is, and has been, able to timely pay its debts, liabilities and obligations.  The Parent does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debts).

SECTION 4.22 Application of Takeover Protections.  The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other anti-takeover provision under the Parent Charter, the Parent Bylaws or the Laws of Florida that is or could become applicable to the Shareholder as a result of the Shareholder and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Stock to the Shareholder and the Shareholder’s ownership of the Parent Stock.  There is no control share acquisition provision, business combination, poison pill or other anti-takeover provision that is applicable to or restricts in any way this Agreement, the Transactions, the filing and effectiveness of the Amendment and/or the issuance of the Parent Stock to the Shareholder.

SECTION 4.23 No Additional Agreements.  The Parent does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

SECTION 4.24 Investment Company.  The Parent is not, and is not an affiliate of, and immediately following each Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.25 Completeness of Disclosure.

(a) No representation or warranty by the Parent in this Agreement, and no statement made by the Parent in the Parent Disclosure Schedule or in any certificate or other document furnished to the Shareholder or the Shareholder’s representatives pursuant hereto or in connection with the negotiation, execution or performance of this Agreement or the conduct of due diligence, contains any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.  Except as specifically set forth in this Agreement or the Parent Disclosure Schedule, there are no facts or circumstances which could be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) All information provided by the Parent to the Shareholder and all replies to the questions or requests for information provided by the Parent and its representatives to the Shareholder or the Shareholder’s representatives were when given, and remain, true, accurate and not misleading in all material respects as of the date of this Agreement and there is no fact or matter which makes any such information untrue, inaccurate or misleading in any material respect or the disclosure of which might reasonably be expected to materially adversely affect the willingness of the Shareholder to exchange the Company Shares on the terms set forth in this Agreement.

SECTION 4.26 Certain Registration Matters.  Except as set forth in the Parent Disclosure Schedule and as contemplated by this Agreement, the Parent has not granted or agreed to grant to any person any rights (including “demand” or “piggy-back” registration rights) to have any securities of the Parent registered with the SEC or any other governmental authority that have not been satisfied.

SECTION 4.27 Listing and Maintenance Requirements.  The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Parent Stock on the OTC Markets OTCQB. The issuance of the Parent Stock under this Agreement does not contravene the rules and regulations of the trading market on which the Parent Common Stock is currently quoted.

SECTION 4.28 No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur or exist with respect to the Parent, its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by the Parent under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Parent of any capital stock and which has not been publicly announced.

SECTION 4.29 Foreign Corrupt Practices.  Neither the Parent nor to the knowledge of the Parent, any director, officer, agent, employee or other person acting on behalf of the Parent has, in the course of its actions for, or on behalf of, the Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 4.30 Bank Accounts.  The Parent has separately delivered to the Shareholder a list of each and every deposit account, savings account, brokerage account, securities account or similar account of the Parent with any financial institution or entity and a list of each person who is authorized (as a signatory or otherwise) with respect to each such account.

Notwithstanding anything to the contrary herein, the Parent agrees that the Company and the Shareholder may rely in full on the representations and warranties of the Parent herein notwithstanding any due diligence by or on behalf of the Shareholder and/or the Company or any oral or written disclosure by or on behalf of the Parent to the Shareholder or the Company (other than the disclosure in the Parent Disclosure Schedule).

ARTICLE V
Deliveries

SECTION 5.01 Deliveries of the Shareholder.

(a) Concurrently herewith the Shareholder is delivering to the Parent this Agreement executed by the Shareholder.

(b) At or prior to the First Tranche Closing, the Shareholder shall deliver to the Parent:

(i) one or more certificates representing the Company Shares; and

(ii) a duly executed stock power transferring the Company Shares to the Parent.

(iii) a written consent of the requisite partner(s) of the Shareholder enforceable under Law and under the formation documents of the Shareholder authorizing and approving (A) the Shareholder’s execution, delivery and performance of this Agreement, and (B) the consummation of the Transactions.

SECTION 5.02 Deliveries of the Parent.

(a) Concurrently herewith, the Parent is delivering to the Shareholder and to the Company:

(i) a copy of this Agreement executed by the Parent; and

(ii) a unanimous written consent enforceable under Law and the Parent Charter and the Parent Bylaws executed by all of the members of the Parent’s Board of Directors authorizing and approving (A) the Parent’s execution, delivery and performance of this Agreement, (B) the consummation of the Transactions, and (C) the Parent’s execution and delivery of the Amendment and directing that all action be taken by the officers of the Parent to cause the Amendment to be filed and effective as required by Law following the delivery of the Consent Approving the Amendment and the First Tranche Closing.

(b) At or prior to First Tranche Closing, the Parent shall deliver, or cause to be delivered, to the Shareholder:

(i) a certificate from the Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect;

(ii) a letter of resignation of each officer of the Parent resigning from all offices that they hold with the Parent;

(iii) a letter of resignation signed by each member of the Parent’s Board of Directors;

(iv) such pay-off letters and releases relating to liabilities of the Parent as Shareholder shall require in order to result in the Parent having no liabilities at the First Tranche Closing and such pay-off letters and releases shall be in form and substance satisfactory to the Shareholder;

(v) if requested by the Shareholder, the results of UCC, judgment and Tax Lien searches with respect to the Parent, the results of which indicate no Liens on any of the assets of the Parent;

(vi) the Consent Approving the Amendment;

(vii) evidence of the issuance to the Shareholder of the First Tranche Parent Stock;

(viii) all documents and certificates required to be delivered by Section 6.01,

(ix) an opinion from Parent’s legal counsel substantially in form and substance attached hereto as Schedule 5.02(b); and

(x) resolutions of the Board of Directors, dated effective prior to the resignation of any director of the Parent, appointing John P. Rochon as a director and Chief Executive Officer of the Parent.

(c) At or prior to the Second Tranche Closing, the Parent shall deliver or cause to deliver, to the Shareholder:

(i) a certificate from the Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter and Parent Bylaws are all true, complete and correct and remain in full force and effect;

(ii) the Amendment;

(iii) evidence of the issuance to the Shareholder of the Second Tranche Parent Stock; and

(iv) all documents and certificates required to be delivered by Section 6.01.

SECTION 5.03 Deliveries of the Company.

(a) Concurrently herewith, the Company is delivering to the Parent:

(i) this Agreement executed by the Company;

(ii) the Company’s audited financial statements for the years ending December 31, 2010 and 2011, respectively, and

(iii) unaudited financial statements for the six month period ending June 30, 2012.

(b) At or prior to the First Tranche Closing, the Company shall deliver to the Parent:

(i) a certificate from the Company, signed by its officer certifying that the attached copies of the Company’s Charter Documents and resolutions of the Board of Directors of the Company approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect;

(ii) an opinion from the Company’s legal counsel substantially in form and substance attached hereto as Schedule 5.03(b); and

(iii) such information required to be disclosed as to the Company under the Form 8-K rules and regulations as may be requested by Parent’s counsel for use in the preparation of the Form 8-K to be filed by the Parent as contemplated by Section 7.05(a) hereto.

ARTICLE VI
Conditions to First Tranche Closing

SECTION 6.01 The Shareholder’s and the Company’s Conditions Precedent.  The obligations of the Shareholder and the Company to enter into and complete the First Tranche Closing is subject, at the option of the Shareholder and the Company, to the fulfillment on or prior to the First Tranche Closing Date of the following conditions.

(a) Representations and Covenants.  The representations and warranties of the Parent contained in this Agreement shall be true in all material respects on and as of the First Tranche Closing Date with the same force and effect as though made on and as of the First Tranche Closing Date. The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the First Tranche Closing Date.  The Parent shall have delivered to the Shareholder and the Company, a certificate, dated the First Tranche Closing Date, to the foregoing effect.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any Governmental Entity to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or the Shareholder, a Parent Material Adverse Effect.

(c) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction which has had or is reasonably likely to cause or result in a Parent Material Adverse Effect.

(d) Capitalization.  Immediately prior to the First Tranche Closing, the authorized capitalization and the number of Outstanding Parent Shares shall be as described in Section 4.03.  Immediately following the First Tranche Closing, the First Tranche Parent Stock will represent at least eighty eight percent (88%) of the outstanding Parent Common Stock on a Fully-Diluted Basis.

(e) SEC Reports.  Except as set forth on the Parent Disclosure Schedule, the Parent shall have duly and timely filed all reports and other documents required to be filed by Parent under the U.S. federal securities laws from May 17, 2011 through the First Tranche Closing Date, the failure to file would, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.

(f) OTCQB Quotation.  The Parent Common Stock (defined herein) shall have been continuously quoted by the OTC Markets interdealer quotation system under the OTCQB disclosure tier  and no reason shall exist as to why such status shall not continue immediately following the First Tranche Closing.

(g) Deliveries.  The deliveries specified in Sections 5.02 (a) and (b) shall have been made by the Parent.

(h) No Suspensions of Trading in the Parent Common Stock; Listing.  Trading in the Parent Common Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Parent) at any time since the date of execution of this Agreement, and the Parent Common Stock shall have been at all times since such date listed for trading on a trading market.

(i) Satisfactory Completion of Due Diligence.  The Company and the Shareholder shall have completed their legal, accounting and business due diligence of the Parent and the results thereof shall be satisfactory to each of the Company and the Shareholder in their sole and absolute discretion.

(j) Registration Rights.  The Parent shall have executed and delivered to the Shareholder a Registration Rights Agreement in the form of Exhibit A whereby, at the Company’s expense, the Shareholder shall have two (2) demand rights to register any or all of the Parent Stock and unlimited piggy-back rights to register any or all of the Parent Stock.

(k) Payments and Releases.  The Parent shall have paid for all legal, accounting, and other fees and expenses incurred by or on behalf of the Parent with respect to this Agreement, the Transactions, and the First Tranche Closing and the Parent shall deliver to the Shareholder written releases in form and substance satisfactory to the Shareholder, from all of the Parent’s law firms, accounting firms and others acknowledging that none of such releasing parties have any claim against the Parent, the Shareholder, or the Company.

(l) Infrared Sciences.  Contemporaneously with the First Tranche Closing, the  Parent shall pay any funds it holds to Infrared Sciences Corp., a Delaware corporation (“Infrared”) for payments due pursuant to the License and Option to Purchase Agreement between the Parent and  Infrared dated July 11, 2011 (the “Infrared Agreement”).  If such funds are insufficient to pay amounts due to Infrared,  the Parent and Infrared shall enter into a settlement agreement within 90 days (or earlier, at the option of the Parent) which shall provide for, at the Parent’s sole option, either (i) payment of all amounts due under the Infrared Agreement to Infrared, or (ii) transfer of all rights the Parent holds in the Sentinel Breast Scan and the Steerable Guidewire (United States Patent No. 7,141,024), to Infrared.  Infrared shall execute and deliver to the Shareholder and the Parent a written release, in form and substance satisfactory to the Shareholder and the Parent, releasing the Parent from any and all liability to Infrared.  Any unrestricted funds held on behalf of the Parent immediately prior to the First Tranche Closing shall be delivered to Infrared upon completion of the First Tranche Closing; provided, however, all funds held by the Parent or others for payment of actions required by this Agreement, including amounts held by counsel to the Parent for preparing and filing any reports or documents required by this Agreement (including under Section 7.05), shall not be paid to Infrared.

(m) Election of New Officers.  The Board of Directors of the Parent shall have adopted resolutions electing (a) John Rochon to serve as the Chairman of the Board and Chief Executive Officer of the Parent, effective immediately following the First Tranche Closing, and (b) a new Chief Financial Officer for the Parent as selected by the Shareholder, effective immediately following the First Tranche Closing.

(n) D&O Insurance.  The Parent does not presently maintain any form of liability or other insurance.  The Company shall have in place directors’ and officers’ liability insurance and fiduciary liability insurance on behalf of the Parent in form and substance and in amounts acceptable to the Shareholder in the Shareholder’s sole and complete discretion. The Shareholder shall have all responsibility for locating and obtain such insurance policies which shall be at the expense of the Shareholder until the First Tranche Closing and upon First Tranche Closing, the payment for such policies shall be at the expense of the Parent.

SECTION 6.02 Parent Conditions Precedent.  The obligations of the Parent to enter into and complete the First Tranche Closing are subject, at the option of the Parent, to the fulfillment on or prior to the First Tranche Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

(a) Representations and Covenants.  The representations and warranties of the Shareholder and the Company contained in this Agreement shall be true in all material respects on and as of the First Tranche Closing Date with the same force and effect as though made on and as of the First Tranche Closing Date.  The Shareholder and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholder and the Company on or prior to the First Tranche Closing Date.  The Shareholder and the Company shall have delivered to the Parent, if requested, a certificate, dated the First Tranche Closing Date, to the foregoing effect.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a Company Material Adverse Effect.

(c) No Material Adverse Change.  From and after the date hereof, there shall not have been any occurrence, event, incident, action, failure to act, or transaction which has had or is reasonably likely to cause a Company Material Adverse Effect.

(d) Deliveries.  The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Shareholder and the Company, respectively.

(e) Capitalization.  As of the First Tranche Closing, the authorized capitalization and the number of issued and outstanding shares of the Company shall be as described in Section 3.02.

(f) Satisfactory Completion of Due Diligence.  The Parent shall have completed its legal, accounting and business due diligence of the Company and the results thereof shall be satisfactory to the Parent in its sole and absolute discretion.

ARTICLE VII
Covenants

SECTION 7.01 Public Announcements; Regulatory Authorities.  The Parent, the Shareholder, and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.  The Parent shall not, orally or in writing, engage in discussions with any regulatory authority with respect to any of the Transactions and/or this Agreement, commit the Parent to any post-closing obligation, restriction or covenant without the prior written consent of the Shareholder.

SECTION 7.02 Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated; provided, however, if Parent, Shareholder or the Company breaches any provision hereof, then the non-breaching party shall be entitled to recover all costs, fees, and expenses (including attorneys’ fees) in enforcing this Agreement against the breaching party.

SECTION 7.03 Continued Efforts.  Each Party shall use its best efforts to (a) take all action reasonably necessary to consummate the Transactions, (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the First Tranche Closing Date and the Second Tranche Closing Date, as applicable, with the same effect as if the same had been made, and this Agreement had been dated, as of the First Tranche Closing Date and the Second Tranche Closing Date, respectively and (c) cause the closing conditions to be performed by such Party to be promptly performed and/or complied with.

SECTION 7.04 No Shop.

(a) The Parent hereby covenants and agrees to (a) not directly or through any representative solicit or respond favorably to any solicitation from or otherwise enter into negotiations or reach any agreement with any person or entity regarding (i) the merger or consolidation of the Parent; (ii) the sale of any of the assets of the Parent (other than sales of inventory in the ordinary course of business consistent with past practices); or (iii) the sale of any of the capital stock of the Parent, or any options, convertible securities, convertible debt, or other rights to acquire any capital stock of the Parent and (b) promptly (within one business day) furnish the Shareholder copies of any proposals received from any person or entity proposing a transaction contemplated by this Section 7.04.  The Parent agrees that the provisions of this Section 7.04 shall be binding on the Parent through and including the First Tranche Closing Date.

(b) The Company hereby covenants and agrees to (a) not directly or through any representative solicit or respond favorably to any solicitation from or otherwise enter into negotiations or reach any agreement with any person or entity regarding (i) the merger or consolidation of the Company; (ii) the sale of any of the assets of the Company (other than sales of inventory in the ordinary course of business consistent with past practices); or (iii) the sale of any of the capital stock of the Company, or any options, convertible securities, convertible debt, or other rights to acquire any capital stock of the Company and (b) promptly (within one business day) furnish the Shareholder copies of any proposals received from any person or entity proposing a transaction contemplated by this Section 7.04.  The Company agrees that the provisions of this Section 7.04 shall be binding on the Company through and including the First Tranche Closing Date.

SECTION 7.05 Regulatory Filings.

(a) Following the execution of this Agreement, the Parent shall timely file (i), a current report on Form 8-K, and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other required disclosure regarding the Transactions, (ii) any other forms or schedules required by the SEC in connection with the execution of this Agreement; and (iii) such notices with FINRA as required by FINRA Rule 6490 in connection with this Agreement

(b) After the First Tranche Closing, the Chief Executive Officer and Director appointed at the First Tranche Closing shall cause the Parent to timely file at the Parent’s expense (i) a current report on Form 8-K, and attach as exhibits all relevant agreements with the SEC and other required disclosure regarding the Transactions; (ii) a Schedule 14C with the SEC with respect to the Amendment; and (iii) such notices with FINRA as required by FINRA Rule 6490 with respect to the Amendment.

SECTION 7.06 Access.  Each of the Parent and the Company shall permit representatives of the other to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

SECTION 7.07 Preservation of Business.  From the date of this Agreement until the First Tranche Closing Date, the Parent and the Company shall operate only in the ordinary and usual course of business consistent with their respective past practices (provided, however, that the Parent agrees to not issue any securities without the prior written consent of the Shareholder), and shall use reasonable commercial efforts to (i) preserve intact their respective business organizations, (ii) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of their respective businesses and (iii) not permit any action or omission that would cause any of their respective representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

SECTION 7.08 Certain Restrictions on the Parent after Closing.

(a) From and after the Second  Tranche Closing and until the first to occur of (i) the first anniversary of the Second Tranche Closing Date (the “First Anniversary”) or (ii) the first date (the “Revenue Date”) that the Parent has acquired a Target (as hereinafter defined) with trailing twelve (12) months revenues of at least $25,000,000, except for the issuance of the Second Tranche Parent Stock, the Parent will not issue any shares of Parent Common Stock (x) to the Shareholder or the Shareholder’s Affiliates (other than as permitted by Section 7.08(b)) or (y) to any one or more persons or entities except in exchange for the assets or equity of another entity (“the “Target”) that is a Permitted Entity (as hereinafter defined).  The term “Permitted Entity” means an entity that is (A) not an Affiliate of the Shareholder and (B) either has (aa) assets (as reflected on an audited balance sheet of such entity) of at least $1,000,000 or (bb) trailing twelve (12) month revenues of at least $2,000,000.

(b) Notwithstanding Section 7.08(a), from and after the Second Tranche Closing and until the first to occur of (i) the First Anniversary  or (ii) the Revenue Date, except for the issuance of the Second Tranche Parent Stock, the Parent will not issue any shares of Parent Common Stock to the Shareholder or the Shareholder’s Affiliates; provided, however, (i) the Parent may, prior to the First Anniversary, issue to the Shareholder or the Shareholder’s Affiliates shares of Parent Common Stock  for other than cash in an amount not to exceed ten percent (10%) of the shares of Common Stock issued pursuant to all acquisitions described in Section 7.08(a) and (ii) this Section 7.08(b) does not restrict the issuance of shares of Parent Common Stock as part of a stock dividend.

(c) Until the First Anniversary of the Second Tranche, the Parent will not implement a reverse stock split (“Reverse Split”); provided, however, the Parent may implement a Reverse Split prior to the First Anniversary if such Reverse Split is approved in connection with or following the acquisition by the Parent of the assets or equity of a Target for shares of Parent Common Stock and such Target is a Permitted Entity that has trailing twelve (12) month revenues of at least $15,000,000. In such even, the ratio of the reverse split shall not exceed a reduction of more than one (1) share for every ten (10) shares held.

(d) If, prior to the First Anniversary, the Parent desires to acquire the assets or equity of an entity that is not a Permitted Entity for shares of the Parent Common Stock, then any such shares of Parent Common Stock must be surrendered by the Shareholder or the Shareholder’s Affiliates to the Parent for the Parent to issue such shares in connection with such acquisition.  This Section 7.08(d) does not restrict the Parent from acquiring any Target for consideration other than Parent Common Stock or the issuance of the Second Tranche Parent Stock.

(e) The restrictions in this Section 7.08 may be waived in writing, in any one instance or the restrictions in this Section 7.08 may be waived in their entirety, by the Voting Person (as hereinafter defined).  The “Voting Person” means (i) Thomas DiCicco (“DiCicco”), (ii) if DiCicco shall die, become disabled, or decline to act as the Voting Person, then Michael DiCicco (“First Successor”) shall be the Voting Person, (iii) if both Thomas DiCicco and the First Successor shall die, become disabled, or decline to act as Voting Person, then Joseph Babiak (“Second Successor”) shall be the Voting Person, and (iv) if DiCicco, First Successor, and Second Successor shall die, become disabled, or decline to act as the Voting Person, then Joseph Safina shall be the Voting Person.

ARTICLE VIII
Miscellaneous

SECTION 8.01 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or refusal of delivery) by the Parties by telecopy, overnight delivery service, hand delivery or certified mail, return receipt requested (with mailed notices being deemed received on the third business day after mailing) at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:

Hamilton & Associates Law Group, P.A.
101 Plaza Real South
Suite 201
Boca Raton, FL 33432
Telecopy: 954-369-1131
Attn:  Brenda Hamilton, Esq.

If to the Shareholder or the Company, to:

2400 North Dallas Parkway
Suite 230
Plano, Texas 75093-4371
Telecopy: 972-398-7121
Attn:  Heidi Hafer, Esq.

with a copy (which shall not constitute notice) to:

Gardere Wynne Sewell LLP
3000 Thanksgiving Tower
1601 Elm Street
Dallas, Texas  75201
Telecopy:  214-999-3670
Attn:  Douglas D. Haloftis, Esq.

SECTION 8.02 Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent, and the Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 8.03 Replacement of Securities.  If any certificate or instrument evidencing any of the Parent Stock is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement shares of the Parent Stock.  If a replacement certificate or instrument evidencing any shares of the Parent Stock is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 8.04 Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholder, the Parent and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 8.05 Limitation of Liability.  Notwithstanding anything herein to the contrary, the Parent acknowledges and agrees that the Shareholder is not, directly or indirectly, under any transaction document or otherwise, personally liable for any debt, liability or obligation of the Company nor is the Shareholder liable or responsible, in whole or in part, for any breach hereof by the Company.

SECTION 8.06 Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words, “herein,” “hereof,” “hereby,” and “hereunder” or similar terms are used in this Agreement such terms refer to this Agreement as a whole and not to any particular provision of this Agreement.

SECTION 8.07 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.08 Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 8.09 Entire Agreement; Third Party Beneficiaries.  This Agreement, taken together with the Parent Disclosure Schedule and the Company Disclosure Schedule, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 8.10 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Florida, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in Palm Beach County, Florida, and the parties hereby waive any and all rights to trial by jury.

SECTION 8.11 Assignment.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided, however, any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

(b) Notwithstanding Section 8.11(a), the Parties agree that the Shareholder may assign certain of the shares of the Parent Stock to one or more entities controlled by the Shareholder.

[This space intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Share Exchange Agreement as of the date first above written.

The Parent:
COMPUTER VISION SYSTEM LABORATORIES CORP.

	By:	/s/ Thomas DiCicco
Thomas DiCicco
Chief Executive Officer and Principal Accounting Officer

The Company:

HAPPENINGS COMMUNICATIONS GROUP, INC.

	By:	/s/ John P. Rochon
John P. Rochon
Its: Chairman of the Board

The Shareholder:
ROCHON CAPITAL PARTNERS, LTD.
By: John Rochon Management, Inc., its general partner

	By:	/s/ John P. Rochon
John P. Rochon
Its: President

PARENT DISCLOSURE SCHEDULE

This is the Parent Disclosure Schedule referred to in Article IV of the Share Exchange Agreement(the "Agreement"), dated as of August 24, 2012, by and among Computer Vision Systems Laboratories, Corp. a Florida Corporation (the "Parent"), Happenings Communications Group, Inc., a Texas Corporation (the "Company") and Rochon Capital Partners, Ltd., a Texas limited partnership (the "Shareholder").

Section references given below are to the corresponding sections of the Agreement, to which reference is hereby made for the definitions of all capitalized terms not otherwise defined herein. Any matter disclosed pursuant to any section referred to below shall be deemed disclosed pursuant to all other applicable sections and Disclosure Schedules that are made a part of the Agreement.

This Disclosure Schedule hereby incorporates by reference all of the Parent SEC Reports filed with the SEC through the date of the Agreement the latest of which is the Parent's transition report on Form 10Q for the quarter ending June 30, 2012.

Section 4.1 Organization, Standing and Power
No exception.

Section 4.2 Subsidiaries; Equity Interests
No Exception

Section 4.3 Capital Structure
Outstanding Warrants
Colin Harvey holds warrants to purchase 1,010,137 of the Parent's common shares. The warrants are exercisable at a per share price of fifty cents ($.50) until February 24, 2014.

Lee White holds warrants to purchase 1,277,537 of the Parent's common shares. The warrants are exercisable at a per share price of fifty cents ($.50) until February 15, 2014.

Bonds, Debentures, Notes with voting rights
On May 15, 2012, Lee White, the holder of two convertible promissory notes dated April 5, 2011 and February 15, 2012 converted the principal amount of $250,000 and accrued interest into 2,666,666 shares of our common stock in full satisfaction of all principal and interest due thereunder. In connection with the February 15, 2012 note, the Parent granted Lee White warrants to purchase an additional 1,277,537 common shares (described above under heading "Outstanding Warrants").

On May 16, 2012, Colin Harvey, the holder of two convertible promissory notes dated April 1, 2011 and February 24, 2012 converted the principal amount of $225,000 and accrued interest into 2,380,000 shares of our common stock in full satisfaction of all principal and interest due thereunder. In connection with the February 24, 2012 note, the Parent granted Colin Harvey warrants to purchase an additional 1,010,137 common shares (described above under heading "Outstanding Warrants").

On August 10, 2012, the Parent issued 250,000 shares of our common stock to Rada Advisors Inc.("Rada") and 250,000 common shares to Olympus Capital Group, LLC ("Olympus") pursuant to that settlement agreement and release between the Parent, Olympus and Rada.

Section 4.4 Authority; Execution and Delivery; Enforceability
No Exception

Section 4.05 No Conflicts; Consents
Approvals will be required by regulatory agencies including the Financial Industry Regulatory Authority, and the Securities and Exchange Commission.

Section 4.06 Parent SEC Documents
Since May 11, 2011, the Parent filed the following reports with the Securities and Exchange Commission which were not filed timely:
10Q for the period ending March 31, 2012
10K for the period ending December 31, 2011
10Q for the period ending June 30, 2011

Section 4.07 Information Supplied
No Exception

Section 4.08 Absence of Certain Changes or Events
See Section 4.03 Capital Structure above.

Section 4.09 Taxes
No Exception

Section 4.10 Absence of Changes in Benefit Plans
No Exception

Section 4.11 Erisa Compliance; Excess Parachute Payments
No Exception

Section 4.12 Litigation
No Exception

Section 4.13 Compliance with Applicable Laws
No Exception

Section 4.15 Contracts
Defaults
The Parent was in default of its obligations pursuant to the agreement by and between the Parent and Infrared Sciences Corp., a Delaware corporation dated July 11, 2011, described under Section 4.19 Transactions with Affiliates and Employees below. However, the date for payment has been extended and there currently is no default.

Section 4.16 Title to Properties
No Exception

Section 4.17 Intellectual Property
On August 27, 2012, the Parent received written notice from DuPont alleging that the Parent had used the DuPont's Telflon trademark on its website without authorization (attached hereto as Exhibit 4.17).

See also Section 4.19 below.

Section 4.18 Labor Matters
No Exception

Section 4.19 Transactions with Affiliates and Employees
On July 11, 2011, the Parent entered into an agreement with Infrared Sciences Corp., a Delaware corporation ("Infrared"") controlled by Thomas DiCicco, its Chief Executive Officer and Director. Thomas DiCicco also controls Infrared. Pursuant to the agreement the Parent acquired certain rights to develop, modify and commercialize certain non-patented technology, equipment and other property known as the Sentinel BreastScan; and to use, license and commercialize the Infrared Sciences, Sentinel BreastScan and BreastScan IR Trademark and/or Service marks. The Parent has a payment of $75,000 due upon the earlier of July 11, 2013, or its receipt of funding of at least $500,000. The Parent received funding of $500,000 during first quarter of 2012, and as such the Parent was in default of the agreement. Thomas DiCicco, in his capacity as the President and Chief Executive Officer of Infrared extended the payment due date of the $75,000 final payment until September 30, 2012.

From time to time the Parent issued shares to affiliates and employees for services as disclosed in its SEC filings. The number of shares issued and the time period for which services are to be provided varies between recipients. On August 24, 2012, the Parent resolved to make all outstanding shares issued for services earned regardless of whether services were rendered for the time period intended.

Section 4.20 Internal Accounting Controls
No Exception

Section 4.21 Solvency
No Exception

Section 4.22 Application of Takeover Provisions
No Exception

Section 4.23 No Additional Agreements
No Exception

Section 4.24 Investment Company
No Exception

Section 4.25 Completeness of Disclosure
No Exception

Section 4.26 Certain Registration Matters
No Exception

Section 4.27 Listing and Maintenance Requirements
No Exception

Section 4.29 Foreign Corrupt Practices
No Exception

Section 4.30 Bank Accounts
No Exception

Computer Vision Systems Laboratories, Corp. Officer's Certificate
The undersigned, the President and a Director of Computer Vision Systems Laboratories, Corp, a Florida Corporation pursuant to Article IV of the Share Exchange Agreement dated as of August 27, 2012, by and

DISCLOSURE SCHEDULE TO THE SHARE EXCHANGE AGREEMENT
BY AND AMONG
COMPUTER VISIONS SYSTEM LABORATORIES CORP.,
HAPPENINGS COMMUNICATIONS GROUP, INC.
AND
ROCHON CAPITAL PARTNERS, LTD.

This Disclosure Schedule is delivered in accordance with the provisions of that certain Share Exchange Agreement, dated as of August 24, 2012, (the "**Agreement**"), by and among Computer Vision Systems Laboratories Corp., a Florida corporation (the "**Parent**"), Happenings Communications Group, Inc., a Texas corporation ("**Happenings**"), and Rochon Capital Partners, Ltd., the sole shareholder of Happenings (the "**Shareholder**"). This Disclosure Schedule is delivered by Happenings. Capitalized terms that are used in this Disclosure Schedule and are not defined here and shall have the meaning set forth in the Agreement. Any matter or item disclosed in any Schedule shall be deemed to be incorporated into each of the other Schedules with respect to which such disclosure applies. No information contained in this Disclosure Schedule shall be deemed to be an admission to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

1. Section 3.02 – Capital Structure – None

2. Section 3.04(b) – Consents – None

3. Section 3.05 – Taxes – None

4. Section 3.06 – Benefit Plans –

   (i) Medical, dental and vision coverage
   (ii) 401K Plan
   (iii) Paid time off (including vacation)
   (iv) Commission plan for sales representatives
   (v) Bonus arrangements with employees

5. Section 3.07 – Litigation – None

6. Section 3.08 – Compliance with Applicable Laws – None

7. Section 3.10 – Contracts (first sentence) –

   (i) Business Loan Agreement and related documents with Pennstar Bank.
   (ii) Agreements with advertisers executed in the ordinary course of business.

   Section 3.10 – Contracts (second sentence) – None

8. Section 3.11 – Title to Properties –

DALLAS 2336497v.2